Exhibit 99.1

eMagin Corporation Provides Update On Positive Fourth Quarter 2019 Financial Trends and Announces Management Changes

HOPEWELL JUNCTION, N.Y.--(BUSINESS WIRE)--Jan. 22, 2020--eMagine Corporation, or the “Company,” (NYSE American: EMAN) a leader in the development, design and manufacture of high resolution micro OLED displays for virtual and augmented reality solutions, today announced preliminary revenues for the fourth quarter of 2019 and 2019 year-end backlog.

The Company currently estimates revenues in the fourth quarter are to be in a range between $7.1 million and $7.3 million, representing a 31% to 34% increase compared to the fourth quarter of 2018. The revenue growth reflects increased demand in military end markets and the continued benefits of operating improvements in manufacturing yields and production throughput.

At December 31, 2019, the Company’s backlog of open orders scheduled for delivery through December 31, 2020 was $11.7 million, an increase of over 10% from the backlog of $10.6 million at the end of 2018 and an increase of over 75% from the $6.6 million backlog at the end of the third quarter of 2019.  As of December 31, 2019, the Company had cash of $3.5 million compared to cash of $3.3 million at December 31, 2018, and $2.6 million at September 30, 2019.  The Company’s revolving credit loan balance was $2.9 million at December 31, 2019, compared to $2.0 million at September 30, 2019, and no borrowings on the Company’s credit loan facility at December 31, 2018.

“We ended the year on a strong note with our fourth quarter bookings exceeding $15 million, a record for the Company, and positioning us well as we enter 2020,” said Andrew Sculley Chief Executive Officer. “Our core military business is benefitting from the ramp-up in volume of the Company’s existing programs as well as new programs.  In addition, we continue to have productive discussions with consumer companies interested in the high brightness and superior resolution of our displays for potential AR/VR applications.  We look forward to sharing additional details regarding our fourth quarter results on our year-end conference call in March.”

Separately, the Company announced today the resignation of Mr. Jeffrey Lucas as President and CFO effective February 1st to pursue another opportunity.  Mr. Mark Koch, eMagin’s Vice President of Finance, will become the Acting Chief Financial Officer.  Mr. Koch, a CPA, has been with the Company for almost four years in positions of increasing financial responsibility and has prior experience as Corporate Controller of several publicly-traded companies.  Mr. Lucas will be available to the Company in a consulting capacity.

Dr. Amal Ghosh, Chief Technology Officer, will assume the role of Chief Operating Officer.  Dr. Ghosh, has over twenty-five years of industry experience and has received significant recognition for his contributions to display technology including the Company’s direct patterning dPdTM technology.  He has been with eMagin Corporation for almost 22 years and has held positions with IBM Corporation and Eastman Kodak Company.  “Given his technological and management expertise, we anticipate that Dr. Ghosh will drive profitable growth in operations, continue technological improvements in R&D and bring exciting new products to market,” continued Mr. Sculley.

“Finally, I want to thank Jeff for his contributions helping our team drive financial and operational improvements.  I am excited to work with Amal and Mark in their new roles as we build on our leading military presence and cutting-edge technology to capitalize on the opportunities in the consumer and enterprise markets,” concluded Mr. Sculley.

Exhibit 99.1

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution micro OLED displays and integrates them with magnifying optics to deliver virtual and augmented reality on tiny digital displays that are comparable to large-screen computer and television displays in portable, low-power, lightweight personal devices. eMagin’s microdisplays provide near-eye imagery in a variety of products for military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements and Statement on Preliminary Results

The foregoing information reflects our estimate with respect to total revenues based on currently available information which is preliminary and unaudited, is not a comprehensive statement of our financial results and is subject to completion of our financial closing procedures.  Our final results that will be issued upon completion of our closing procedures may vary from these preliminary estimates.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance.  Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC.  For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019.

eMagin Corporation
Jeffrey Lucas, 845-838-7931
President & Chief Financial Officer
jlucas@emagin.com
or
Affinity Growth Partners
Betsy Brod, 212-661-2231
Betsy.brod@affinitygrowth.com